Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 3, 2011, with respect to the combined financial statements of Tesoro Logistics LP Predecessor, included in the Registration Statement (Form S-1) and related Prospectus of Tesoro Logistics LP Predecessor dated January 4, 2011.
/s/ Weaver and Tidwell, L.L.P.
Houston, Texas
January 3, 2011